Exhibit 99.2

Lixoft

Balance sheet

March 31, 2020

(Unaudited)

in Euro

ASSETS

Current assets
Cash and cash equivalents	€3,444,365.00
Accounts receivable, net	506,191
Prepaid expenses and other current assets	207,660
Total current assets	4,158,216
Long-term assets
Property and equipment, net	28,687
Intellectual property, net of accumulated amortization	841,022
Other Intangible assets	38,500
Other assets	11,540
Total assets	€5,077,965.00

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	€39,892.00
Accrued payroll and other expenses	451,497
Other Current Liabilities	82,042
Deferred revenue	1,631,150
Total current liabilities	2,204,581

Long-term liabilities	–

Commitments and contingencies

Shareholders' equity
Capital stock	12,738
Additional paid-in capital	121,524
Retained earnings	2,739,122

Total shareholders' equity	2,873,384

Total liabilities and shareholders' equity	€5,077,965.00

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Lixoft

Statements of Operations

For the three months ended March 31, 2020 and 2019

(Unaudited)

in Euro

	2019	2020

Net revenues	€555,977	€761,677
Cost of revenues	–	182,648
Gross profit	555,977	579,029
Operating expenses
Selling, general, and administrative	358,310	793,936
Research and development	–	–
Total operating expenses	358,310	793,936

Income from operations	197,666	(214,908)

Other income (expense)
Interest income (exp)	–	(1,665)
Gain on currency exchange	(1,995)	410
Total other income (expense)	(1,995)	(1,255)

Income before income taxes	195,671	(216,163)

Provision(Benefit) for income taxes	(123,539)	56,835
Net Income	€319,210	€(272,998)

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